Exhibit 99.1

August 1, 2012

Eagle Rock Reports Second Quarter 2012 Financial Results

HOUSTON - Eagle Rock Energy Partners, L.P. (together with its subsidiaries, as applicable, "Eagle Rock" or the "Partnership") (NASDAQ: EROC) today announced its unaudited financial results for the three months ended June 30, 2012. Financial highlights with respect to second quarter 2012 included the following:

•
Reported Adjusted EBITDA of $57.7 million and Distributable Cash Flow of $31.6 million, each representing a decrease as compared to the amounts reported for the first quarter of 2012; the decreases resulted primarily from unscheduled downtime at the Partnership's Phoenix-Arrington Ranch processing facility (the “Phoenix Plant”) in the Texas Panhandle and Big Escambia Creek processing facility in Alabama during the second quarter.

•	Announced a quarterly distribution with respect to the second quarter of 2012 of $0.22 per common unit, equivalent to $0.88 per unit on an annualized basis.

•
Reported Net Income of $61.8 million compared to a Net Loss of $50.3 million reported for the first quarter of 2012; the increase was driven primarily by unrealized gains on the Partnership's commodity derivative portfolio.

Other notable financial and operational activities of the Partnership since March 31, 2012, included the following:

•	Announced the successful re-start of the Phoenix Plant on July 2, 2012. The plant had been shut down since April 30, 2012, due to an incident that caused damage to the inlet header system.

•	Completed the successful startup on May 30, 2012 of the Woodall Plant, a new 60 MMcf/d cryogenic processing facility in the heart of the Granite Wash play in the Texas Panhandle.

•
Received proceeds of $12.8 million from the final exercise of 2.1 million warrants for an equal number of newly-issued common units on May 15, 2012. The Partnership used the proceeds to repay outstanding borrowings under its revolving credit facility.

•
Announced that the Upstream component of the borrowing base under its senior secured credit facility was reaffirmed at $375 million by its commercial lenders as part of its regularly scheduled semi-annual redetermination.

•
On July 13, 2012, completed an add-on private offering of $250 million of 8.375% senior unsecured notes due 2019. The Partnership used the proceeds to repay outstanding borrowings under its revolving credit facility.

“Despite unscheduled downtime at two of our largest processing plants and a challenging commodity price environment, we posted another solid quarter,” said Joseph A. Mills, Eagle Rock's Chairman and Chief Executive Officer. “Even more importantly, we continued to enhance our strategic position in the Granite Wash during the quarter with the completion of our Woodall Plant and the continued development of our Wheeler Plant.”

Update Regarding Midstream Expansion in Texas Panhandle Granite Wash
In 2011, the Partnership announced plans for two new, high-efficiency cryogenic processing plants in the Texas Panhandle (the Woodall Plant and the Wheeler Plant).
The 60 MMcf/d Woodall Plant, located in Hemphill County, Texas, was placed into service on May 30, 2012. Throughput peaked at over 40 MMcf/d in early June before an incident involving a third party residue gas pipeline on June 5, 2012, which constrained the Woodall plant throughput. The rate allowance on the damaged third party pipeline was increased in mid-July, and the plant is now processing over 30 MMcf/d with the potential to increase volumes subject to further rate increases from the third party pipeline operator.
Construction of the 60 MMcf/d Wheeler Plant and associated gathering and compression infrastructure is expected to be completed in the first half of 2013 at a cost of approximately $63 million, $15.3 million of which was spent through June 30, 2012. The addition of the Woodall and Wheeler Plants to the Partnership's existing processing infrastructure in the Texas Panhandle Segment is in response to incremental processing demand driven by continued drilling activity in the Granite Wash play.
With the re-start of the Phoenix Plant and the startup of the Woodall Plant, Eagle Rock currently has approximately 190 MMcf/d of high efficiency cryogenic processing capacity serving the Granite Wash play. This capacity is expected to increase to 250 MMcf/d in the first half of 2013 with the completion of the Wheeler Plant.
Second Quarter 2012 Financial and Operating Results
During the fourth quarter of 2011, the East Texas/Louisiana, South Texas and Gulf of Mexico segments were collapsed into a single reporting segment and a new Marketing and Trading reporting segment was created. The Midstream Business's financial results are now reported in the following segments: (i) Texas Panhandle, which no longer includes the results of the Partnership's Marketing and Trading operations, (ii) East Texas and Other Midstream, which consolidates Eagle Rock's former East Texas/Louisiana, South Texas and Gulf of Mexico segments, and (iii) Marketing and Trading, which is a new reporting segment. Operating results for the reportable segments have been recast for 2011 to reflect these changes. The Partnership's Upstream segment and functional (Corporate) segments remained unchanged from what has been previously reported.
The following discussion of Eagle Rock's operating income by business segment compares the Partnership's financial results in the second quarter of 2012 to those of the first quarter of 2012. The Partnership believes comparing these periods is more illustrative of current operating trends than comparing the current quarter to results achieved in the second quarter of 2011. Please refer to the financial tables at the end of this release for further detailed information.
Midstream Business - Operating income from continuing operations, excluding the impact of impairments, for the Midstream Business in the second quarter of 2012 decreased by approximately $3.0 million, or 26%, compared to the first quarter of 2012. This decrease was due to lower average realized prices and a 12% and 5% decrease in gathered volumes and equity condensate volumes, respectively, driven primarily by plant downtime in the Texas

Panhandle.
In the Texas Panhandle, gathered volumes were down approximately 16%, with combined equity NGL and condensate volumes down approximately 8%, compared to the first quarter of 2012. The decline in gathered volumes and in combined equity NGL and condensate volumes was attributable to the downtime at the Phoenix Plant and the constrained residue outlet at Woodall due to a third party pipeline disruption. The Partnership estimates the Phoenix Plant downtime and the pipeline disruption negatively impacted Adjusted EBITDA for the quarter by approximately $2.8 million and $0.6 million, respectively. This negative impact was partially offset by proceeds from an insurance payment of $2.9 million, which was recorded as other revenue, for business interruption related to the downtime caused by the severe winter weather at the Partnership's Cargray plant in 2011.
In the East Texas and Other Midstream segment, gathered volumes were down approximately 9%, with combined equity NGL and condensate volumes down approximately 7%, compared to the first quarter of 2012.  The decrease in gathered volumes and combined equity NGL and condensate volumes was due to natural declines in the production of existing wells and reduced drilling activity in certain of the Partnership's gathering systems. Gathering volumes around the Partnership's systems servicing the liquids-rich Austin Chalk play in East Texas increased approximately 6% as compared to the first quarter of 2012.
The Marketing and Trading segment includes the financial results of the Partnership's crude oil and condensate marketing and natural gas marketing and trading operations.  Eagle Rock's crude oil and condensate marketing effort was established in 2010 to develop and implement marketing uplift strategies surrounding crude and condensate in Alabama and in the Texas Panhandle.  Eagle Rock's natural gas marketing and trading operations were established in 2011 to capitalize on physical and financial natural gas marketing and trading opportunities that extend from the Partnership's upstream and midstream assets.  Operating income for the Marketing and Trading segment in the second quarter of 2012, including intercompany sales and intersegment cost of sales, decreased by approximately $995,000, or 61%, compared to the first quarter of 2012, primarily due to lower commodity prices and the reduced residue gas volumes resulting from the Phoenix plant downtime.
Upstream Business - Operating income for Eagle Rock's Upstream Business in the second quarter of 2012, excluding the impact of impairments, decreased by $10.4 million, or 51%, compared to the first quarter of 2012. The decrease was attributable to lower realized natural gas, NGL and crude prices and lower production during the quarter.
Production volumes in the Upstream Business averaged 82.9 MMcfe/d during the quarter, a decrease of approximately 2% from the first quarter of 2012. The production decrease was driven by unscheduled downtime at the Partnership's Big Escambia Creek (“BEC”) processing facility in Alabama.
The Partnership conducted unscheduled maintenance at its BEC facility, which processes Eagle Rock's upstream production in southern Alabama, in each of May and June.  The BEC facility was taken down for eight days in mid-May and then for another seven days in the beginning of June to perform work on a compressor associated with the sulfur recovery unit.  The plant is currently operating at its previous levels.  In total, the impact of the unscheduled turnarounds reduced second quarter production by an estimated 3.7 MMcf/d and negatively impacted Adjusted EBITDA for the quarter by approximately $4.3 million. Without this downtime, total production for the second quarter would have increased by approximately 2.2% over first quarter 2012 production levels.
Total capital expenditures for the Upstream Segment in the second quarter were approximately $45.5 million, up by approximately $18 million as compared to the first quarter of 2012. The Partnership spent approximately $2.7 million in capital expenditures related to previously-disclosed upgrades to its Alabama operations in order to fulfill permit obligations and comply with new environmental standards. The Partnership expects to spend a total of approximately $50 million on these upgrades through 2013. Management has determined, based on an analysis of the expected cost of the facility upgrades relative to their expected incremental cash flows, to classify 55% of the total capital invested to achieve the SO2 emissions standard at the Alabama operations as maintenance capital, which will reduce the amount of distributable cash flow recognized in the periods in which the capital is spent. To the extent such expectations change management will adjust the percentage of total capital invested classified as maintenance capital accordingly.
Corporate Segment - Operating loss for the Corporate segment, excluding the impact of unrealized derivative gains and losses, was $2.6 million for the second quarter of 2012 as compared to $9.9 million for the first quarter of 2012. The improvement was attributable to higher realized commodity derivative gains (as a result of lower commodity prices) for the second quarter.
Total revenue for the second quarter of 2012, including the impact of Eagle Rock's realized and unrealized commodity derivative gains and losses, was $282.4 million, up 25% compared with the $225.8 million reported for the first quarter of 2012. The increase in revenue was primarily due to unrealized commodity derivative gains as compared to the first quarter of 2012. Eagle Rock recorded an unrealized gain on commodity derivatives of $79.5 million in the second quarter 2012, as compared to an unrealized loss on commodity derivatives of $14.8 million in the first quarter 2012. Unrealized gain (loss) on commodity derivatives is a non-cash, mark-to-market amount.
Revenues less cost of goods sold associated with the sale of crude oil, natural gas, NGLs, condensate and sulfur decreased by $17.2 million relative to the first quarter of 2012, driven primarily by lower average realized natural gas, NGL and crude prices and reduced volumes. Approximately $10.3 million of this decrease was offset by higher realized proceeds from commodity derivatives in the second quarter relative to the first quarter of 2012.
Adjusted EBITDA was $57.7 million and Distributable Cash Flow was $31.6 million for the second quarter of 2012, down 8% and 23%, respectively, as compared to the first quarter.
Update Regarding Distribution Policy
On July 24, 2012, the Partnership declared a cash distribution of $0.22 per common and restricted unit for the quarter ended June 30, 2012, equivalent to $0.88 per unit on an annualized basis. This distribution is consistent with the distribution paid for the first quarter 2012 and represents a 17% increase from the distribution paid for the second quarter of 2011. The distribution will be paid on Tuesday, August 14, 2012 to unitholders of record as of the close of business on Tuesday, August 7, 2012.
Management had previously announced its intention to recommend to the board of directors an annualized distribution of $1.00 per unit by the fourth quarter of 2012, conditioned upon, among other factors, the general business climate and commodity prices. Given the substantial downturn in natural gas liquids prices year-to-date, management now intends to maintain, or recommend smaller increases in, the quarterly distribution through the fourth quarter of 2012.
Capitalization and Liquidity Update
Total debt outstanding as of June 30, 2012 was $886.0 million, consisting of $298.0 million of senior unsecured notes (net of an unamortized debt discount of $2.0 million) and borrowings of $588.0 million under the Partnership's senior secured credit facility. Borrowings during the second quarter of 2012 were attributable to capital spending related to the Partnership's Woodall and Wheeler Plants, Big Escambia Creek processing facility and to new drilling activity.
On July 10, 2012, the Partnership completed the sale of $250.0 million of senior unsecured notes through a private placement. Like the senior unsecured notes issued on May 27, 2011, the new senior unsecured notes bear a coupon of 8.375% and mature on June 1, 2019. After the original issue discount of $3.7 million and excluding related offering expenses, the Partnership received net proceeds of approximately $246.3 million from the new notes, which were used to repay borrowings outstanding under Eagle Rock's credit facility. The new notes and the notes originally issued on May 27, 2011, will be treated as a single class of debt securities under the same indenture.
The Partnership is in compliance with its financial covenants and has no maturities under its credit facility until June 2016. Availability under the credit facility is subject to a borrowing base comprised of two components: the upstream component and the midstream component. As of June 30, 2012, the Partnership had approximately $78 million of availability under the credit facility, based on its outstanding commitments. Pro forma for the Partnership's senior unsecured notes offering on July 10, 2012, the Partnership had approximately $320 million of availability under the credit facility, based on its outstanding commitments.
As of June 30, 2012, the Partnership had 136.6 million units outstanding, including unvested restricted common units outstanding under its Long-Term Incentive Plan.

Hedging Update
The Partnership has entered into the following commodity hedges since its last hedging update on May 2, 2012:

Transaction Date	Product / (Type)	Quantity	Price ($/MMBtu)	Term
7/12/2012	HH Natural Gas (Swap)	100,000 MMbtu/month	$4.175	Cal. 2015

The Partnership also made the following adjustments to existing positions in July:

Transaction Date	Product / (Type)	Quantity	Price ($/Bbl)	Term	Adjustment
7/20/2012	WTI Crude (Swap)	20,000 Bbls/month	$92.00	July-Dec 2012	Strike price bought up to market ($92.00) for the remainder of 2012
7/13/2012	WTI Crude (Collar)	40,000 Bbls/month	$90.00/$97.55	Cal. 2015	Reallocated hedge from Midstream Business to Upstream Business
Details of the recent hedging transactions are included in the updated Commodity Hedging Overview presentation Eagle Rock posted today to its website. The latest presentation can be accessed by going to www.eaglerockenergy.com: select Investor Relations, then select Presentations.
In conjunction with the Partnership's issuance of $250 million of senior unsecured notes in July 2012, the Partnership adjusted its interest rate hedge portfolio to re-balance its mix of floating and fixed interest rate exposure. The Partnership terminated the full $200 million notional amount of its existing 4.295% and 4.095% fixed rate interest rate swaps at a cost of $3.8 million.
Conference Call
Eagle Rock will hold a conference call to discuss its second quarter 2012 financial and operating results on Thursday, August 2, 2012 at 2:00 p.m. Eastern Time (1:00 p.m. Central Time).
Interested parties may listen live over the internet or via telephone. To listen live over the internet, log on to the Partnership's web site at www.eaglerockenergy.com. To participate by telephone, the call-in number is 888-206-4074, confirmation code 32953687. Investors are advised to dial into the call at least 15 minutes prior to the call to register. Participants may pre-register for the call by using the following link: https://www.yourconferencecenter.com/confcenter/PinCode/Pin_Code.aspx?100374&o=UnXJWBYSzRsuZt. Interested parties can also view important information about the Partnership's conference call by following this link. Pre-registering is not mandatory but is recommended as it will provide you immediate entry to the call and will facilitate the timely start of the call. Pre-registration only takes a few minutes and you may pre-register at any time, including up to and after the start of the call. An audio replay of the conference call will also be available for thirty days by dialing 888-843-7419, confirmation code 5173742. In addition, a replay of the audio webcast will be available by accessing the Partnership's web site after the call is concluded.

About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.
Contacts:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203

Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations

Use of Non-GAAP Financial Measures

This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying non-GAAP financial measures schedules (after the financial schedules) provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered alternatives to GAAP measures such as net income (loss), operating income (loss), cash flows from operating activities or any other GAAP measure of liquidity or financial performance.

Eagle Rock defines Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense; impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to the Partnership's equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; (gains) losses on discontinued operations and other (income) expense.

Eagle Rock uses Adjusted EBITDA as a measure of its core profitability to assess the financial performance of its assets. Adjusted EBITDA also is used as a supplemental financial measure by external users of Eagle Rock's financial statements such as investors, commercial banks and research analysts. For example, the Partnership's lenders under its revolving credit facility use a variant of its Adjusted EBITDA in a compliance covenant designed to measure the viability of Eagle Rock and its ability to perform under the terms of the revolving credit facility; Eagle Rock, therefore, uses Adjusted EBITDA to measure its compliance with its revolving credit facility. Eagle Rock believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance. Adjusted EBITDA is useful in determining Eagle Rock's ability to sustain or increase distributions. By excluding unrealized derivative gains (losses), a non-cash, mark-to-market benefit (charge) which represents the change in fair market value of the Partnership's executed derivative instruments and is independent of its assets' performance or cash flow generating ability, Eagle Rock believes Adjusted EBITDA reflects more accurately the Partnership's ability to generate cash sufficient to pay interest costs, support its level of indebtedness, make cash distributions to its unitholders and finance its maintenance capital expenditures. Eagle Rock further believes that Adjusted EBITDA also portrays more accurately the underlying performance of its operating assets by isolating the performance of its operating assets from the impact of an unrealized, non-cash measure designed to portray the fluctuating inherent value of a financial asset. Similarly, by excluding the impact of non-recurring discontinued operations, Adjusted EBITDA provides users of the Partnership's financial statements a more accurate picture of its current assets' cash generation ability, independently from that of assets which are no longer a part of its operations.

Eagle Rock's Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as Eagle Rock. For example, the Partnership includes in Adjusted EBITDA the actual settlement revenue created from its commodity hedges by virtue of transactions undertaken by it to reset commodity hedges to prices higher than those reflected in the forward curve at the time of the transaction or to purchase puts or other similar floors despite the fact that the Partnership excludes from Adjusted EBITDA any charge for amortization of the cost of such commodity hedge reset transactions or puts. Eagle Rock has reconciled Adjusted EBITDA to the GAAP financial measure of net income (loss) at the end of this release.

Distributable Cash Flow is defined as Adjusted EBITDA minus: (i) maintenance capital expenditures; (ii) cash interest expense; (iii) cash income taxes; and (iv) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income (loss) for the period. Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets; to meet regulatory requirements; to maintain the existing operating capacity of the Partnership's gathering, processing and treating assets or to maintain the Partnership's natural gas, NGL, crude or sulfur production.

Distributable Cash Flow is a significant performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Actual distributions are set by the Board of Directors.

The GAAP measure most directly comparable to Distributable Cash Flow is net income (loss). Eagle Rock's Distributable Cash Flow definition may not be comparable to Distributable Cash Flow or similarly titled measures of other entities, as other entities may not calculate Distributable Cash Flow (and Adjusted EBITDA, on which it builds) in the same manner as Eagle Rock. See the example given above for Adjusted EBITDA related to amortization of costs of commodity hedges, including costs of hedge reset transactions. Eagle Rock has reconciled Distributable Cash Flow to the GAAP financial measure of net income/(loss) at the end of this release.

This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility of commodity prices; market demand for crude oil, natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of crude oil and natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport crude oil, natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the Securities and Exchange Commission ("SEC") for the year ended December 31, 2011 and the Partnership's Forms 10-Q filed with the SEC for subsequent quarters, as well as any other public filings and press releases.

Eagle Rock Energy Partners, L.P.
Consolidated Statement of Operations
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2012
	2012	2011	2012	2011
REVENUE:
Natural gas, natural gas liquids, oil, condensate and sulfur sales	$172,945	$265,317	$395,658	$468,372	$222,713
Gathering, compression, processing and treating fees	10,451	12,304	21,962	25,549	11,511
Unrealized commodity derivative (losses) gains	79,502	43,151	64,731	(10,847)	(14,771)
Realized commodity derivative losses	16,463	(8,813)	22,626	(15,260)	6,163
Other revenue	3,043	(244)	3,182	1,265	139
Total revenue	282,404	311,715	508,159	469,079	225,755

COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	97,914	172,674	228,368	319,993	130,454
Operations and maintenance	27,562	21,951	54,611	41,426	27,049
Taxes other than income	4,620	5,189	9,770	8,505	5,150
General and administrative	18,736	15,902	35,577	27,678	16,841
Other operating income	—	(2,893)	—	(2,893)	—
Impairment	21,402	4,560	66,924	4,884	45,522
Depreciation, depletion and amortization	38,354	31,576	77,648	55,274	39,294
Total costs and expenses	208,588	248,959	472,898	454,867	264,310
OPERATING LOSS	73,816	62,756	35,261	14,212	(38,555)
OTHER INCOME (EXPENSE):
Interest expense, net	(10,647)	(6,308)	(20,888)	(9,529)	(10,241)
Realized interest rate derivative losses	(3,470)	(4,434)	(6,845)	(9,661)	(3,375)
Unrealized interest rate derivative (losses) gains	2,007	2,791	3,803	5,356	1,796
Other (expense) income	4	(114)	(45)	(164)	(49)
Total other income (expense)	(12,106)	(8,065)	(23,975)	(13,998)	(11,869)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	61,710	54,691	11,286	214	(50,424)
INCOME TAX BENEFIT	(79)	(691)	(170)	(733)	(91)
(LOSS) INCOME FROM CONTINUING OPERATIONS	61,789	55,382	11,456	947	(50,333)
DISCONTINUED OPERATIONS, NET OF TAX	—	(311)	—	407	—
NET (LOSS) INCOME	$61,789	$55,071	$11,456	$1,354	$(50,333)

Eagle Rock Energy Partners, L.P.
Consolidated Balance Sheets
($ in thousands)
(unaudited)

	June 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$70	$877
Accounts receivable	83,569	97,832
Risk management assets	54,290	13,080
Prepayments and other current assets	13,025	13,739
Total current assets	150,954	125,528
PROPERTY, PLANT AND EQUIPMENT - Net	1,800,180	1,763,674
INTANGIBLE ASSETS - Net	88,956	109,702
DEFERRED TAX ASSET	1,234	1,432
RISK MANAGEMENT ASSETS	39,786	24,290
OTHER ASSETS	17,421	21,062
TOTAL ASSETS	$2,098,531	$2,045,688

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$113,845	$145,985
Accrued liabilities	13,039	12,734
Taxes payable	460	487
Risk management liabilities	3,840	11,649
Total current liabilities	131,184	170,855
LONG-TERM DEBT	885,954	779,453
ASSET RETIREMENT OBLIGATIONS	33,962	33,303
DEFERRED TAX LIABILITY	44,302	45,216
RISK MANAGEMENT LIABILITIES	2,086	6,893
OTHER LONG TERM LIABILITIES	2,427	2,621
MEMBERS' EQUITY	998,616	1,007,347
TOTAL LIABILITIES AND MEMBERS' EQUITY	$2,098,531	$2,045,688

Eagle Rock Energy Partners, L.P.
Segment Summary
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2012
	2012	2011	2012	2011
Midstream
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$140,324	$225,749	$321,256	$411,346	$180,932
Intercompany sales - natural gas	(2,113)	—	(4,963)	—	(2,850)
Gathering and treating services	10,451	12,304	21,962	25,549	11,511
Other	2,864	—	2,864	—	—
Total revenue	151,526	238,053	341,119	436,895	189,593
Cost of natural gas, natural gas liquids, oil and condensate	97,914	172,674	228,368	319,993	130,454
Intersegment elimination - Cost of natural gas, oil and condensate	10,383	13,903	24,014	20,992	13,631
Operating costs and expenses:
Operations and maintenance	18,164	16,580	35,531	31,365	17,367
Impairment	20,617	4,560	66,139	4,560	45,522
Depreciation, depletion and amortization	16,565	16,076	33,247	32,157	16,682
Total operating costs and expenses	55,346	37,216	134,917	68,082	79,571
Operating income from continuing operations	(12,117)	14,260	(46,180)	27,828	(34,063)
Discontinued Operations (2)	—	(449)	—	3	—
Operating income (loss)	$(12,117)	$13,811	$(46,180)	$27,831	$(34,063)

Upstream (1)
Revenue
Oil and condensate sales	$12,247	$11,172	$29,712	$16,530	$17,465
Intersegment sales - condensate	10,306	13,021	22,795	22,524	12,489
Natural gas sales (3)	6,832	11,886	14,150	15,280	7,318
Intersegment sales - natural gas	2,113	—	4,963	—	2,850
Natural gas liquids sales (4)	10,340	11,826	23,081	17,492	12,741
Sulfur sales (5)	3,202	4,684	7,459	7,724	4,257
Other	179	(244)	318	1,265	139
Total revenue	45,219	52,345	102,478	80,815	57,259
Operating costs and expenses:
Operations and maintenance (2)	14,018	10,584	28,850	18,632	14,832
Impairment	785	—	785	324	—
Depreciation, depletion and amortization	21,366	15,180	43,586	22,410	22,220
Total operating costs and expenses	36,169	25,764	73,221	41,366	37,052
Operating income	$9,050	$26,581	$29,257	$39,449	$20,207

Corporate and Other
Revenues:
Unrealized commodity derivative (losses) gains	$79,502	$43,151	$64,731	$(10,847)	$(14,771)
Realized commodity derivative losses	16,463	(8,813)	22,626	(15,260)	6,163
Intersegment elimination - Sales of natural gas, oil and condensate	(10,306)	(13,021)	(22,795)	(22,524)	(12,489)
Total revenue	85,659	21,317	64,562	(48,631)	(21,097)
Costs and expenses:
Intersegment elimination - Cost of natural gas, oil and condensate	(10,383)	(13,903)	(24,014)	(20,992)	(13,631)
General and administrative	18,736	15,902	35,577	27,678	16,841
Intersegment elimination - Operations and maintenance	—	(24)	—	(66)	—
Other operating Income	—	(2,893)	—	(2,893)	—
Depreciation, depletion and amortization	423	320	815	707	392
Operating (loss) income	$76,883	$21,915	$52,184	$(53,065)	$(24,699)
____________________

(1)	The three and six months ended June 30, 2012 and three months ended March 31, 2012 includes operations related to the Crow Creek Acquisition starting on May 3, 2011.

(2)	Includes natural gas sales of $24 and $66 from the East Texas and Other Midstream Texas Segment to the Upstream Segment for the three and six months ended June 30, 2011, respectively.

(3)
Revenues include a change in the value of product imbalances of $49, $55, $53 and $60 for the three and six months ended June 30, 2012 and 2011, respectively, and $6 for the three months ended March 31, 2012.

(4)
Revenues include a change in the value of product imbalances of $(257) , $86, $(195) and $115 for the three and six months ended June 30, 2012 and 2011, respectively, and $171 for the three months ended March 31, 2012.

(5)
Revenues include a change in the value of product imbalances of $(2) , $32, $66 and $71 for the three and six months ended June 30, 2012 and 2011, respectively, and $33 for the three months ended March 31, 2012.

Eagle Rock Energy Partners, L.P.
Midstream Segment
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2012
	2012	2011	2012	2011
Texas Panhandle
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$55,937	$117,767	$129,017	$214,393	$73,080
Intersegment sales - natural gas	19,043	—	44,489	—	25,446
Gathering, compression, processing and treating services	3,852	4,227	8,802	8,013	4,950
Other	2,864	—	2,864	—	—
Total revenue	81,696	121,994	185,172	222,406	103,476
Cost of natural gas, natural gas liquids, oil and condensate	51,117	87,761	122,605	159,715	71,488
Operating costs and expenses:
Operations and maintenance	12,399	11,207	24,637	20,608	12,238
Impairment	—	4,560	—	4,560	—
Depreciation, depletion and amortization	9,873	9,116	19,390	18,237	9,517
Total operating costs and expenses	22,272	24,883	44,027	43,405	21,755
Operating income	$8,307	$9,350	$18,540	$19,286	$10,233

East Texas and Other Midstream
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$30,998	$69,676	$72,268	$134,195	$41,270
Intercompany Sales	6,928	—	16,451	—	9,523
Gathering, compression, processing and treating services	6,599	8,077	13,160	17,536	6,561
Total revenue	44,525	77,753	101,879	151,731	57,354
Cost of natural gas and natural gas liquids	32,550	61,186	78,058	119,666	45,508
Operating costs and expenses:
Operations and maintenance	5,764	5,373	10,893	10,757	5,129
Impairment	20,617	—	66,139	—	45,522
Depreciation, depletion and amortization	6,667	6,960	13,802	13,920	7,135
Total operating costs and expenses	33,048	12,333	90,834	24,677	57,786
Operating income (loss) from continuing operations	(21,073)	4,234	(67,013)	7,388	(45,940)
Discontinued Operations	—	(449)	—	3	—
Operating income (loss)	$(21,073)	$3,785	$(67,013)	$7,391	$(45,940)

Marketing and Trading
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$53,389	$38,306	$119,971	$62,758	$66,582
Intercompany Sales	(28,084)	—	(65,903)	—	(37,819)
Total revenue	25,305	38,306	54,068	62,758	28,763
Cost of natural gas and natural gas liquids	14,247	23,727	27,705	40,612	13,458
Intersegment Cost of Sales	10,383	13,903	24,014	20,992	13,631
Operating costs and expenses:
Operations and maintenance	1	—	1	—	—
Depreciation, depletion and amortization	25	—	55	—	30
Total operating costs and expenses	26	—	56	—	30
Operating income	$649	$676	$2,293	$1,154	$1,644

Eagle Rock Energy Partners, L.P.
Midstream Operations Information
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2012
	2012	2011	2012	2011
Gas gathering volumes - (Average Mcf/d)
Texas Panhandle	133,590	153,870	146,749	149,103	159,907
East Texas and Other Midstream	265,472	334,537	278,961	340,610	292,449
Total	399,062	488,407	425,710	489,713	452,356

NGLs - (Net equity Bbls)
Texas Panhandle (1)	297,688	181,186	626,802	377,132	329,114
East Texas and Other Midstream	84,981	126,925	176,325	230,975	91,344
Total	382,669	308,111	803,127	608,107	420,458

Condensate - (Net equity Bbls)
Texas Panhandle (1)	163,320	243,238	335,414	468,632	172,094
East Texas and Other Midstream	10,403	6,939	21,727	24,907	11,324
Total	173,723	250,177	357,141	493,539	183,418

Natural gas short position - (Average MMbtu/d)
Texas Panhandle	(5,629)	(360)	(6,546)	(4,551)	(7,463)
East Texas and Other Midstream	3,952	1,861	2,031	2,067	109
Total	(1,677)	1,501	(4,515)	(2,484)	(7,354)

Average realized NGL price - per Bbl
Texas Panhandle	$38.30	$58.27	$42.40	$56.48	$45.62
East Texas and Other Midstream	$39.72	$55.11	$42.53	$50.43	$44.60
Weighted Average	$38.85	$56.80	$42.45	$53.75	$45.21

Average realized condensate price - per Bbl
Texas Panhandle	$82.29	$87.54	$89.28	$83.81	$98.28
East Texas and Other Midstream	$103.71	$109.51	$103.68	$94.32	$103.65
Total	$83.90	$88.80	$90.61	$85.00	$98.89

Average realized natural gas price - per MMbtu
Texas Panhandle	$1.93	$4.00	$2.19	$4.00	$2.41
East Texas and Other Midstream	$2.22	$4.50	$2.59	$4.46	$2.88
Total	$2.04	$4.18	$2.35	$4.19	$2.60

(1)
Effective January 2012, reported NGL volumes include those volumes recovered from our equity condensate through stabilization. These NGL volumes were previously reported as condensate. This change results in an increase to reported NGLs equity barrels and a corresponding decrease to reported condensate equity barrels.

Eagle Rock Energy Partners, L.P.
Upstream Operations Information
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2012
	2012	2011	2012	2011
Upstream
Production:
Oil and condensate (Bbl)	266,580	272,850	590,524	469,584	323,944
Gas (Mcf)	4,341,298	3,165,060	8,437,103	3,997,365	4,095,805
NGLs (Bbl)	267,673	206,251	546,404	305,609	278,731
Total Mcfe	7,546,811	6,039,672	15,258,666	8,648,524	7,711,855

Sulfur (long ton) (1)	21,705	25,268	50,697	43,803	28,992

Realized prices, excluding derivatives: (1)
Oil and condensate (per Bbl)	$84.60	$88.67	$88.92	$83.17	$92.46
Gas (Mcf)	$2.06	$3.74	$2.27	$3.81	$2.48
NGLs (Bbl)	$38.63	$58.29	$42.24	$57.61	$45.10
Sulfur (long ton)	$147.55	$182.73	$147.15	$174.70	$145.70

Operating statistics:
Operating costs per Mcfe (incl production taxes) (2)	$1.68	$1.75	$1.73	$2.15	$1.77
Operating costs per Mcfe (excl production taxes) (2)	$1.18	$1.04	$1.21	$1.38	$1.24
Operating income per Mcfe	$1.20	$4.40	$1.92	$4.56	$2.62

Drilling program (gross wells):
Development wells	9	18	19	19	10
Completions	9	18	19	19	10
Workovers	4	7	9	8	5
Recompletions	1	1	3	4	2

______________________

(1)	Calculation does not include impact of product imbalances.

(2)	Excludes post-production costs of $1,319 and $2,467 for the three and six months ended June 30, 2012, respectively, and $1,148 March 31, 2012.

Non-GAAP Financial Measures
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

Eagle Rock Energy Partners, L.P.
GAAP to Non-GAAP Reconciliations
($ in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2012
	2012	2011	2012	2011
Net (loss) income to Adjusted EBITDA
Net (loss) income, as reported	$61,789	$55,071	$11,456	$1,354	$(50,333)
Depreciation, depletion and amortization	38,354	31,576	77,648	55,274	39,294
Impairment	21,402	4,560	66,924	4,884	45,522
Risk management interest related instruments - unrealized	(2,007)	(2,791)	(3,803)	(5,356)	(1,796)
Risk management commodity related instruments - unrealized	(79,502)	(43,151)	(64,731)	10,847	14,771
Other Operating Income	—	(2,983)	—	(2,983)	—
Non-cash mark-to-market of Upstream product imbalances	307	76	109	(16)	(198)
Unrealized losses (gains) from other derivative activity	473	—	270	—	(203)
Restricted units non-cash amortization expense	2,818	1,024	5,012	1,934	2,194
Income tax (benefit) provision	(79)	(691)	(170)	(733)	(91)
Interest - net including realized risk management instruments and other expense	14,113	10,856	27,778	19,354	13,664
Other income	—	90	—	90	—
Discontinued operations	—	311	—	(407)	—
Adjusted EBITDA	$57,668	$53,948	$120,493	$84,242	$62,824

Net (loss) income to Distributable Cash Flow
Net (loss) income, as reported	$61,789	$55,071	$11,456	$1,354	$(50,333)
Depreciation, depletion and amortization expense	38,354	31,576	77,648	55,274	39,294
Impairment	21,402	4,560	66,924	4,884	45,522
Risk management interest related instruments-unrealized	(2,007)	(2,791)	(3,803)	(5,356)	(1,796)
Risk management commodity related instruments and other derivative activity - unrealized	(79,029)	(43,151)	(64,461)	10,847	14,568
Capital expenditures-maintenance related	(11,816)	(11,874)	(19,842)	(18,331)	(8,026)
Non-cash mark-to-market of Upstream product imbalances	307	76	109	(16)	(198)
Restricted units non-cash amortization expense	2,818	1,024	5,012	1,934	2,194
Other Operating Income	—	(2,983)	—	(2,983)	—
Income tax (benefit) provision	(79)	(691)	(170)	(733)	(91)
Other income	—	90	—	90	—
Cash income taxes	(189)	(268)	(564)	(477)	(375)
Discontinued operations	—	311	—	(407)	—
Distributable Cash Flow	$31,550	$30,950	$72,309	$46,080	$40,759

###